Filed Pursuant to Rule 424(b)(2)
Registration Statement No. 333-268718 and 333-268718-01
(To Prospectus dated December 30, 2022,
Prospectus Supplement dated December 30, 2022 and
Product Supplement EQUITY ARN-1 dated January 12, 2023)

817,200 Units $10 principal amount per unit CUSIP No. 06054E648	Pricing Date Settlement Date Maturity Date	May 4, 2023 May 11, 2023 July 26, 2024

BofA Finance LLC
Accelerated Return Notes® Linked to the Energy Select Sector SPDR® Fund
Fully and Unconditionally Guaranteed by Bank of America Corporation
■
Maturity of approximately 14 months
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3-to-1 upside exposure to increases in the Underlying Fund, subject to a capped return of 35.60%
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1-to-1 downside exposure to decreases in the Underlying Fund, with 100% of your investment at risk
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All payments occur at maturity and are subject to the credit risk of BofA Finance LLC, as issuer of the notes, and the credit risk of Bank of America Corporation, as guarantor of the notes
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No periodic interest payments
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In addition to the underwriting discount set forth below, the notes include a hedging-related charge of $0.05 per unit. See “Structuring the Notes”
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Limited secondary market liquidity, with no exchange listing

The notes are being issued by BofA Finance LLC (“BofA Finance”) and are fully and unconditionally guaranteed by Bank of America Corporation (“BAC”). There are important differences between the notes and a conventional debt security, including different investment risks and certain additional costs. See “Risk Factors” beginning on page TS-6 of this term sheet, “Additional Risk Factors” beginning on page TS-7 of this term sheet, and “Risk Factors” on page PS-7 of the accompanying product supplement, page S-6 of the accompanying Series A MTN prospectus supplement and page 7 of the accompanying prospectus.
The initial estimated value of the notes as of the pricing date is $9.911 per unit, which is less than the public offering price listed below. See “Summary” on the following page, “Risk Factors” beginning on page TS-6 of this term sheet and “Structuring the Notes” on page TS-13 of this term sheet for additional information. The actual value of your notes at any time will reflect many factors and cannot be predicted with accuracy.
_________________________
None of the Securities and Exchange Commission (the “SEC”), any state securities commission, or any other regulatory body has approved or disapproved of these securities or determined if this Note Prospectus (as defined below) is truthful or complete. Any representation to the contrary is a criminal offense.
_________________________
	Per Unit	Total
Public offering price(1)	$10.000	$8,150,337.50
Underwriting discount(1)	$ 0.175	$ 121,347.50
Proceeds, before expenses, to BofA Finance	$ 9.825	$8,028,990.00
(1)
The public offering price and underwriting discount for an aggregate of 433,250 units purchased in a transaction of 300,000 units or more in a single transaction by an individual investor or in combined transactions with the investor’ s household in this offering is $9.950 per unit and $0.125 per unit, respectively. See “ Supplement to the Plan of Distribution; Conflicts of Interest” below.

The notes and the related guarantee:
Are Not FDIC Insured	Are Not Bank Guaranteed	May Lose Value
BofA Securities
    May 4, 2023

Accelerated Return Notes® Linked to the Energy Select Sector SPDR® Fund, due July 26, 2024
Summary
The Accelerated Return Notes® Linked to the Energy Select Sector SPDR® Fund, due July 26, 2024 (the “notes”) are our senior unsecured debt securities. Payments on the notes are fully and unconditionally guaranteed by BAC. The notes and the related guarantee are not insured by the Federal Deposit Insurance Corporation or secured by collateral. The notes will rank equally in right of payment with all of BofA Finance’s other unsecured and unsubordinated obligations, except obligations that are subject to any priorities or preferences by law. The related guarantee will rank equally in right of payment with all of BAC’s other unsecured and unsubordinated obligations, except obligations that are subject to any priorities or preferences by law, and senior to its subordinated obligations. Any payments due on the notes, including any repayment of principal, will be subject to the credit risk of BofA Finance, as issuer, and BAC, as guarantor. The notes provide you a leveraged return, subject to a cap, if the Ending Value of the Market Measure, which is the Energy Select Sector SPDR® Fund (the “Underlying Fund”), is greater than its Starting Value. If the Ending Value is less than the Starting Value, you will lose all or a portion of the principal amount of your notes. Any payments on the notes will be calculated based on the $10 principal amount per unit and will depend on the performance of the Underlying Fund, subject to our and BAC’s credit risk. See “Terms of the Notes” below.
The economic terms of the notes (including the Capped Value) are based on BAC’s internal funding rate, which is the rate it would pay to borrow funds through the issuance of market-linked notes and the economic terms of certain related hedging arrangements. BAC’s internal funding rate is typically lower than the rate it would pay when it issues conventional fixed or floating rate debt securities. This difference in funding rate, as well as the underwriting discount and the hedging-related charge described below, reduced the economic terms of the notes to you and the initial estimated value of the notes on the pricing date. Due to these factors, the public offering price you are paying to purchase the notes is greater than the initial estimated value of the notes.
On the cover page of this term sheet, we have provided the initial estimated value for the notes. This initial estimated value was determined based on our, BAC’s and our other affiliates’ pricing models, which take into consideration BAC’s internal funding rate and the market prices for the hedging arrangements related to the notes. For more information about the initial estimated value and the structuring of the notes, see “Structuring the Notes” on page TS-13.
Terms of the Notes		Redemption Amount Determination
Issuer:	BofA Finance LLC (“BofA Finance”)	On the maturity date, you will receive a cash payment per unit determined as follows:
Guarantor:	Bank of America Corporation (“BAC”)
Principal Amount:	$10.00 per unit
Term:	Approximately 14 months
Market Measure:	The Energy Select Sector SPDR® Fund (Bloomberg symbol: “XLE”)
Starting Value:	$78.11
Ending Value:
The average of the Closing Market Prices of the Market Measure times the Price Multiplier on each calculation day occurring during the maturity valuation period. The scheduled calculation days are subject to postponement in the event of Market Disruption Events, as described beginning on page PS-25 of the accompanying product supplement.

Price Multiplier	1, subject to adjustment for certain events relating to the Market Measure, as described beginning on page PS-28 of the accompanying product supplement
Participation Rate:	300%
Capped Value:	$13.56 per unit, which represents a return of 35.60% over the principal amount.
Maturity Valuation Period:	July 17, 2024, July 18, 2024, July 19, 2024, July 22, 2024 and July 23, 2024
Fees and Charges:	The underwriting discount of $0.175 per unit listed on the cover page and the hedging- related charge of $0.05 per unit described in “Structuring the Notes” on page TS-13.
Calculation Agent:	BofA Securities, Inc. (“BofAS”), an affiliate of BofA Finance.
Accelerated Return Notes®	TS-2

Accelerated Return Notes® Linked to the Energy Select Sector SPDR® Fund, due July 26, 2024
The terms and risks of the notes are contained in this term sheet and in the following:
■	Product supplement EQUITY ARN-1 dated January 12, 2023: https://www.sec.gov/Archives/edgar/data/70858/000119312523007149/d431484d424b2.htm
■	Series A MTN prospectus supplement dated December 30, 2022 and prospectus dated December 30, 2022: https://www.sec.gov/Archives/edgar/data/1682472/000119312522315195/d409418d424b3.htm
These documents (together, the “Note Prospectus”) have been filed as part of a registration statement with the SEC, which may, without cost, be accessed on the SEC website at www.sec.gov or obtained from Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPF&S”) or BofAS by calling 1-800-294-1322. Before you invest, you should read the Note Prospectus, including this term sheet, for information about us, BAC and this offering. Any prior or contemporaneous oral statements and any other written materials you may have received are superseded by the Note Prospectus. Certain terms used but not defined in this term sheet have the meanings set forth in the accompanying product supplement. Unless otherwise indicated or unless the context requires otherwise, all references in this document to “we,” “us,” “our,” or similar references are to BofA Finance, and not to BAC.
Investor Considerations
You may wish to consider an investment in the notes if:	The notes may not be an appropriate investment for you if:
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You anticipate that the Underlying Fund will increase moderately from the Starting Value to the Ending Value.
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You are willing to risk a loss of principal and return if the Underlying Fund decreases from the Starting Value to the Ending Value.
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You accept that the return on the notes will be capped.
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You are willing to forgo the interest payments that are paid on conventional interest bearing debt securities.
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You are willing to forgo dividends or other benefits of owning shares of the Underlying Fund or the securities held by the Underlying Fund.
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You are willing to accept a limited or no market for sales prior to maturity, and understand that the market prices for the notes, if any, will be affected by various factors, including our and BAC’s actual and perceived creditworthiness, BAC’s internal funding rate and fees and charges on the notes.
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You are willing to assume our credit risk, as issuer of the notes, and BAC’s credit risk, as guarantor of the notes, for all payments under the notes, including the Redemption Amount.

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You believe that the Underlying Fund will decrease from the Starting Value to the Ending Value or that it will not increase sufficiently over the term of the notes to provide you with your desired return.
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You seek principal repayment or preservation of capital.
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You seek an uncapped return on your investment.
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You seek interest payments or other current income on your investment.
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You want to receive dividends or other distributions paid on shares of the Underlying Fund or the securities held by the Underlying Fund.
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You seek an investment for which there will be a liquid secondary market.
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You are unwilling or are unable to take market risk on the notes, to take our credit risk, as issuer of the notes, or to take BAC’s credit risk, as guarantor of the notes.

We urge you to consult your investment, legal, tax, accounting, and other advisors before you invest in the notes.

Accelerated Return Notes®	TS-3

Accelerated Return Notes® Linked to the Energy Select Sector SPDR® Fund, due July 26, 2024
Hypothetical Payout Profile and Examples of Payments at Maturity
Accelerated Return Notes®
This graph reflects the returns on the notes, based on the Participation Rate of 300% and the Capped Value of $13.56 per unit. The green line reflects the returns on the notes, while the dotted gray line reflects the returns of a direct investment in the Underlying Fund, excluding dividends.
This graph has been prepared for purposes of illustration only.

The following table and examples are for purposes of illustration only. They are based on hypothetical values and show hypothetical returns on the notes. They illustrate the calculation of the Redemption Amount and total rate of return based on a hypothetical Starting Value of 100, the Participation Rate of 300%, the Capped Value of $13.56 per unit and a range of hypothetical Ending Values. The actual amount you receive and the resulting total rate of return will depend on the actual Starting Value and Ending Value and whether you hold the notes to maturity. The following examples do not take into account any tax consequences from investing in the notes.
For recent actual levels of the Market Measure, see “The Underlying Fund” section below. The Ending Value will not include any income generated by dividends paid on the Underlying Fund or the securities held by the Underlying Fund, which you would otherwise be entitled to receive if you invested in those securities directly. In addition, all payments on the notes are subject to issuer and guarantor credit risk.
Ending Value	Percentage Change from the Starting Value to the Ending Value	Redemption Amount per Unit	Total Rate of Return on the Notes
0.00	-100.00%	$0.00	-100.00%
50.00	-50.00%	$5.00	-50.00%
80.00	-20.00%	$8.00	-20.00%
90.00	-10.00%	$9.00	-10.00%
94.00	-6.00%	$9.40	-6.00%
97.00	-3.00%	$9.70	-3.00%
100.00(1)	0.00%	$10.00	0.00%
102.00	2.00%	$10.60	6.00%
103.00	3.00%	$10.90	9.00%
105.00	5.00%	$11.50	15.00%
110.00	10.00%	$13.00	30.00%
111.87	11.87%	$13.56(2)	35.60%
120.00	20.00%	$13.56	35.60%
150.00	50.00%	$13.56	35.60%
200.00	100.00%	$13.56	35.60%
(1)
The hypothetical Starting Value of 100 used in these examples has been chosen for illustrative purposes only. The actual Starting Value is $78.11, which was the Closing Market Price of the Market Measure on the pricing date.

(2)	The Redemption Amount per unit cannot exceed the Capped Value.
Accelerated Return Notes®	TS-4

Accelerated Return Notes® Linked to the Energy Select Sector SPDR® Fund, due July 26, 2024
Redemption Amount Calculation Examples
Example 1
The Ending Value is 50.00, or 50.00% of the Starting Value:
Starting Value: 100.00
Ending Value: 50.00
= $5.00 Redemption Amount per unit
Example 2
The Ending Value is 102.00, or 102.00% of the Starting Value:
Starting Value: 100.00
Ending Value: 102.00
= $10.60 Redemption Amount per unit
Example 3
The Ending Value is 146.00, or 146.00% of the Starting Value:
Starting Value: 100.00
Ending Value: 146.00
= $23.80, however, because the Redemption Amount for the notes cannot exceed the Capped Value, the Redemption Amount will be $13.56 per unit
Accelerated Return Notes®	TS-5

Accelerated Return Notes® Linked to the Energy Select Sector SPDR® Fund, due July 26, 2024
Risk Factors
There are important differences between the notes and a conventional debt security.  An investment in the notes involves significant risks, including those listed below. You should carefully review the more detailed explanation of risks relating to the notes in the “Risk Factors” sections beginning on page PS-6 of the accompanying product supplement, page S-5 of the Series A MTN prospectus supplement, and page 7 of the prospectus identified above. We also urge you to consult your investment, legal, tax, accounting, and other advisors before you invest in the notes.
Structure-related Risks
■	Depending on the performance of the Underlying Fund as measured shortly before the maturity date, your investment may result in a loss; there is no guaranteed return of principal.
■	Your return on the notes may be less than the yield you could earn by owning a conventional fixed or floating rate debt security of comparable maturity.
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Payments on the notes are subject to our credit risk, and the credit risk of BAC, and any actual or perceived changes in our or BAC’s creditworthiness are expected to affect the value of the notes. If we and BAC become insolvent or are unable to pay our respective obligations, you may lose your entire investment.

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Your investment return is limited to the return represented by the Capped Value and may be less than a comparable investment directly in the Underlying Fund or the securities held by the Underlying Fund.

■	We are a finance subsidiary and, as such, have no independent assets, operations or revenues.
■	BAC’s obligations under its guarantee of the notes will be structurally subordinated to liabilities of its subsidiaries.
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The notes issued by us will not have the benefit of any cross-default or cross-acceleration with other indebtedness of BofA Finance or BAC; events of bankruptcy or insolvency or resolution proceedings relating to BAC and covenant breach by BAC will not constitute an event of default with respect to the notes.

Valuation- and Market-related Risks
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The initial estimated value of the notes considers certain assumptions and variables and relies in part on certain forecasts about future events, which may prove to be incorrect. The initial estimated value of the notes is an estimate only, determined as of the pricing date by reference to our and our affiliates’ pricing models. These pricing models consider certain assumptions and variables, including our credit spreads and those of BAC, BAC’s internal funding rate on the pricing date, mid-market terms on hedging transactions, expectations on interest rates and volatility, price-sensitivity analysis, and the expected term of the notes.  These pricing models rely in part on certain forecasts about future events, which may prove to be incorrect.

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The public offering price you are paying for the notes exceeds the initial estimated value. If you attempt to sell the notes prior to maturity, their market value may be lower than the price you paid for them and lower than the initial estimated value.  This is due to, among other things, changes in the price of the Underlying Fund, changes in BAC’s internal funding rate, and the inclusion in the public offering price of the underwriting discount and the hedging-related charge, all as further described in “Structuring the Notes” on page TS-13. These factors, together with various credit, market and economic factors over the term of the notes, are expected to reduce the price at which you may be able to sell the notes in any secondary market and will affect the value of the notes in complex and unpredictable ways.

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The initial estimated value does not represent a minimum or maximum price at which we, BAC, MLPF&S, BofAS or any of our other affiliates would be willing to purchase your notes in any secondary market (if any exists) at any time. The value of your notes at any time after issuance will vary based on many factors that cannot be predicted with accuracy, including the performance of the Underlying Fund, our and BAC’s creditworthiness and changes in market conditions.

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A trading market is not expected to develop for the notes. None of us, BAC, MLPF&S or BofAS is obligated to make a market for, or to repurchase, the notes. There is no assurance that any party will be willing to purchase your notes at any price in any secondary market.

■	Your return on the notes and the value of the notes may be affected by exchange rate movements and factors affecting the international securities markets.
Conflict-related Risks
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BAC and its affiliates’ hedging and trading activities (including trades in the Underlying Fund or in shares of companies included in the Underlying Fund) and any hedging and trading activities BAC or its affiliates engage in that are not for your account or on your behalf, may affect the market value and return of the notes and may create conflicts of interest with you.

■	There may be potential conflicts of interest involving the calculation agent, which is an affiliate of ours. We have the right to appoint and remove the calculation agent.
Market Measure-related Risks
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The sponsor and investment advisor of the Underlying Fund may adjust the Underlying Fund in a way that could adversely affect the value of the notes and the amount payable on the notes, and these entities have no obligation to consider your interests.

Accelerated Return Notes®	TS-6

Accelerated Return Notes® Linked to the Energy Select Sector SPDR® Fund, due July 26, 2024
■
The sponsor of the Energy Select Sector Index, the Underlying Fund’s underlying index (the “Underlying Index”) may adjust the Underlying Index in a way that affects its level, and has no obligation to consider your interests.

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You will have no rights of a holder of the Underlying Fund or the securities held by the Underlying Fund, and you will not be entitled to receive securities or dividends or other distributions by the issuers of those securities.

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While BAC and our other affiliates may from time to time own securities of companies included in the Underlying Fund, we, BAC and our other affiliates do not control any company included in the Underlying Fund, and have not verified any disclosure made by any other company.

■	There are liquidity and management risks associated with the Underlying Fund.
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The performance of the Underlying Fund may not correlate with the performance of its Underlying Index as well as the net asset value per share of the Underlying Fund, especially during periods of market volatility when the liquidity and the market price of shares of the Underlying Fund and/or securities held by the Underlying Fund may be adversely affected, sometimes materially.

■	Risks associated with the Underlying Fund or the underlying assets of the Underlying Fund will affect the share price of the Underlying Fund and hence, the value of the notes.
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The payments on the notes will not be adjusted for all corporate events that could affect the Underlying Fund. See “Description of the ARNs—Anti-Dilution and Discontinuance Adjustments Relating to Underlying Funds” beginning on page PS-28 of product supplement EQUITY ARN-1.

Tax-related Risks
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The U.S. federal income tax consequences of the notes are uncertain, and may be adverse to a holder of the notes. See “Summary Tax Consequences” below and “U.S. Federal Income Tax Summary” beginning on page PS-37 of the accompanying product supplement.

Additional Risk Factors
The stocks held by the Underlying Fund are concentrated in one sector.
The Underlying Fund holds securities issued by companies in the energy sector. As a result, the stocks that will determine the performance of the notes are concentrated in one sector. Although an investment in the notes will not give holders any ownership or other direct interests in the securities held by the Underlying Fund, the return on an investment in the notes will be subject to certain risks associated with a direct equity investment in companies in this sector. Accordingly, by investing in the notes, you will not benefit from the diversification which could result from an investment linked to companies that operate in multiple sectors.
The stocks of companies in the energy sector are subject to swift price fluctuations.
The issuers of the stocks held by the Underlying Fund develop and produce, among other things, crude oil and natural gas, and provide, among other things, drilling services and other services related to energy resources production and distribution. Stock prices for these types of companies are affected by supply and demand both for their specific product or service and for energy products in general. The price of oil and gas, exploration and production spending, government regulation, world events and economic conditions will likewise affect the performance of these companies. Correspondingly, the stocks of companies in the energy sector are subject to swift price fluctuations caused by events relating to international politics, energy conservation, the success of exploration projects and tax and other governmental regulatory policies. Weak demand for the companies’ products or services or for energy products and services in general, as well as negative developments in these other areas, would adversely impact the value of the stocks held by the Underlying Fund and, therefore, the price of the Underlying Fund and the value of the notes.

Accelerated Return Notes®	TS-7

Accelerated Return Notes® Linked to the Energy Select Sector SPDR® Fund, due July 26, 2024
The Underlying Fund
All disclosures contained in this term sheet regarding the Underlying Fund, including, without limitation, its make-up, method of calculation, and changes in its components, have been derived from publicly available sources. The information reflects the policies of, and is subject to change by, SSGA Funds Management, Inc. (“SSGA”), the advisor to the Underlying Fund. The advisor, which licenses the copyright and all other rights to the Underlying Fund, has no obligation to continue to publish, and may discontinue publication of, the Underlying Fund. The consequences of the advisor discontinuing publication of the Underlying Fund are discussed in the section entitled “Description of the ARNs — Anti-Dilution and Discontinuance Adjustments Relating to Underlying Funds—Discontinuance of or Material Change to an Underlying Fund” beginning on page PS-31 of the accompanying product supplement.  None of us, BAC, the calculation agent, MLPF&S or BofAS accepts any responsibility for the calculation, maintenance, or publication of the Underlying Fund or any successor underlying fund.
The Energy Select Sector SPDR® Fund
The shares of the XLE are issued by Select Sector SPDR® Trust, a registered investment company. The XLE seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the Energy Select Sector Index, its underlying index. The Energy Select Sector Index measures the performance of the energy sector of the U.S. equity market. The XLE is composed of equity securities of companies in the oil, gas and consumable fuel, energy equipment and services industries. The XLE trades on the NYSE Arca under the ticker symbol “XLE.”
Investment Approach
The XLE utilizes a “passive” or “indexing” investment approach in attempting to track the performance of the Energy Select Sector Index. The XLE will invest in substantially all of the securities which comprise the Energy Select Sector Index. The XLE will normally invest at least 95% of its total assets in common stocks that comprise the Energy Select Sector Index.
Investment Objective and Strategy
The XLE seeks to provide investment results that correspond generally to the price and yield performance, before fees and expenses, of the Energy Select Sector Index. The investment manager of the XLE uses a replication strategy to try to achieve the XLE’s investment objective, which means that the XLE generally invests in substantially all of the securities represented in the Energy Select Sector Index in approximately the same proportions as the Energy Select Sector Index. Under normal market conditions, the XLE generally invests at least 95% of its total assets in the securities comprising the Energy Select Sector Index. In certain situations or market conditions, the XLE may temporarily depart from its normal investment policies and strategies provided that the alternative is consistent with the XLE’s investment objective and is in the best interest of the XLE. For example, if the XLE is unable to invest directly in a component security or if a derivative investment may provide higher liquidity than other types of investments, it may make larger than normal investments in derivatives to maintain exposure to the Energy Select Sector Index that it tracks. Consequently, under such circumstances, the XLE may invest in a different mix of investments than it would under normal circumstances. The XLE will provide shareholders with at least 60 days’ notice prior to any material change in its investment policies. The XLE is managed with a passive investment strategy, attempting to track the performance of an unmanaged index of securities. This differs from an actively managed underlying, which typically seeks to outperform a benchmark index.
Notwithstanding the XLE’s investment objective, the return on your Notes will not reflect any dividends paid on shares of the XLE, on the securities purchased by the XLE or on the securities that comprise the Energy Select Sector Index.
The Select Sector Indices
The underlying index of the XLE is part of the Select Sector Indices. The Select Sector Indices are sub-indices of the S&P 500® Index (“SPX”). Each stock in the SPX is allocated to at least one Select Sector Index, and the combined companies of the eleven Select Sector Indices represent all of the companies in the SPX. The industry indices are sub-categories within each Select Sector Index and represent a specific industry segment of the overall Select Sector Index. The eleven Select Sector Indices seek to represent the eleven SPX sectors. The index compilation agent for these indices (the “Index Compilation Agent”) determines the composition of the Select Sector Indices based on S&P’s sector classification methodology. (Sector designations are determined by the index sponsor using criteria it has selected or developed. Index sponsors may use very different standards for determining sector designations. In addition, many companies operate in a number of sectors, but are listed in only one sector and the basis on which that sector is selected may also differ. As a result, sector comparisons between indices with different index sponsors may reflect differences in methodology as well as actual differences in the sector composition of the indices.)
Each Select Sector Index was developed and is maintained in accordance with the following criteria:
●	Each of the component stocks in a Select Sector Index (the “Component Stocks”) is a constituent company of the SPX.
●	The eleven Select Sector Indices together will include all of the companies represented in the SPX and each of the stocks in the SPX will be allocated to at least one of the Select Sector Indices.
●
The Index Compilation Agent assigns each constituent stock of the SPX to a Select Sector Index. The Index Compilation Agent assigns a company’s stock to a particular Select Sector Index based on S&P Dow Jones Indices’s sector classification methodology as set forth in its Global Industry Classification Standard.

Accelerated Return Notes®	TS-8

Accelerated Return Notes® Linked to the Energy Select Sector SPDR® Fund, due July 26, 2024
●
Each Select Sector Index is calculated by S&P Dow Jones Indices using a modified “market capitalization” methodology. This design ensures that each of the component stocks within a Select Sector Index is represented in a proportion consistent with its percentage with respect to the total market capitalization of that Select Sector Index.

●
For reweighting purposes, each Select Sector Index is rebalanced quarterly after the close of business on the second to last calculation day of March, June, September and December using the following procedures: (1) The rebalancing reference date is two business days prior to the last calculation day of each quarter; and (2) With prices reflected on the rebalancing reference date, and membership, shares outstanding, additional weight factor (capping factor) and investable weight factors (as described in the section “Computation of the S&P 500 Index®” below) as of the rebalancing effective date, each company is weighted using the modified market capitalization methodology. Modifications are made as defined below.

i.
The indices are first evaluated to ensure none of the indices breach the maximum allowable limits defined in rules (ii) and (v) below. If any of the allowable limits are breached, the component stocks are reweighted based on their float-adjusted market capitalization weights.

ii.
If any component stock has a weight greater than 24%, that component stock has its float-adjusted market capitalization weight capped at 23%. The 23% weight cap creates a 2% buffer to ensure that no component stock exceeds 25% as of the quarter-end diversification requirement date.

iii.	All excess weight is equally redistributed to all uncapped component stocks within the relevant Select Sector Index.
iv.
After this redistribution, if the float-adjusted market capitalization weight of any other component stock(s) then breaches 23%, the process is repeated iteratively until no component stock breaches the 23% weight cap.

v.	The sum of the component stocks with weight greater than 4.8% cannot exceed 50% of the total index weight. These caps are set to allow for a buffer below the 5% limit.
vi.
If the rule in step (v) is breached, all the component stocks are ranked in descending order of their float-adjusted market capitalization weights and the first component stock that causes the 50% limit to be breached has its weight reduced to 4.6%.

vii.	This excess weight is equally redistributed to all component stocks with weights below 4.6%. This process is repeated iteratively until step (v) is satisfied.
viii.
Index share amounts are assigned to each component stock to arrive at the weights calculated above. Since index shares are assigned based on prices one business day prior to rebalancing, the actual weight of each component stock at the rebalancing differs somewhat from these weights due to market movements.

ix.
If necessary, the reweighting process may take place more than once prior to the close on the last business day of March, June, September or December to ensure conformity with all diversification requirements.

Each Select Sector Index is calculated using the same methodology utilized by S&P Dow Jones Indices in calculating the SPX, using a base-weighted aggregate methodology. The daily calculation of each Select Sector Index is computed by dividing the total market value of the companies in the Select Sector Index by a number called the index divisor.
The Index Compilation Agent at any time may determine that a Component Stock which has been assigned to one Select Sector Index has undergone such a transformation in the composition of its business, and should be removed from that Select Sector Index and assigned to a different Select Sector Index. In the event that the Index Compilation Agent notifies S&P Dow Jones Indices that a Component Stock’s Select Sector Index assignment should be changed, S&P Dow Jones Indices will disseminate notice of the change following its standard procedure for announcing index changes and will implement the change in the affected Select Sector Indices on a date no less than one week after the initial dissemination of information on the sector change to the maximum extent practicable. It is not anticipated that Component Stocks will change sectors frequently.
Component Stocks removed from and added to the SPX will be deleted from and added to the appropriate Select Sector Index on the same schedule used by S&P Dow Jones Indices for additions and deletions from the SPX insofar as practicable.
The S&P 500® Index
The SPX includes a representative sample of 500 companies in leading industries of the U.S. economy. The SPX is intended to provide an indication of the pattern of common stock price movement. The calculation of the level of the SPX is based on the relative value of the aggregate market value of the common stocks of 500 companies as of a particular time compared to the aggregate average market value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943.
The SPX includes companies from eleven main groups: Communication Services; Consumer Discretionary; Consumer Staples; Energy; Financials; Health Care; Industrials; Information Technology; Real Estate; Materials; and Utilities. S&P Dow Jones Indices, which is the sponsor of the SPX, may from time to time, in its sole discretion, add companies to, or delete companies from, the SPX to achieve the objectives stated above.
Company additions to the SPX must have an unadjusted company market capitalization of $8.2 billion or more (an increase from the previous requirement of an unadjusted company market capitalization of $6.1 billion or more).

Accelerated Return Notes®	TS-9

Accelerated Return Notes® Linked to the Energy Select Sector SPDR® Fund, due July 26, 2024
S&P Dow Jones Indices calculates the SPX by reference to the prices of the constituent stocks of the SPX without taking account of the value of dividends paid on those stocks. As a result, the return on the Notes will not reflect the return you would realize if you actually owned the SPX constituent stocks and received the dividends paid on those stocks.
Computation of the S&P 500® Index
While S&P Dow Jones Indices currently employs the following methodology to calculate the SPX, no assurance can be given that S&P Dow Jones Indices will not modify or change this methodology in a manner that may affect payments on the Notes.
Historically, the market value of any component stock of the SPX was calculated as the product of the market price per share and the number of then outstanding shares of such component stock. In March 2005, S&P Dow Jones Indices began shifting the SPX halfway from a market capitalization weighted formula to a float-adjusted formula, before moving the SPX to full float adjustment on September 16, 2005. S&P Dow Jones Indices’s criteria for selecting stocks for the SPX did not change with the shift to float adjustment. However, the adjustment affects each company’s weight in the SPX.
Under float adjustment, the share counts used in calculating the SPX reflect only those shares that are available to investors, not all of a company’s outstanding shares. Float adjustment excludes shares that are closely held by control groups, other publicly traded companies or government agencies.
In September 2012, all shareholdings representing more than 5% of a stock’s outstanding shares, other than holdings by “block owners,” were removed from the float for purposes of calculating the SPX. Generally, these “control holders” will include officers and directors, private equity, venture capital and special equity firms, other publicly traded companies that hold shares for control, strategic partners, holders of restricted shares, ESOPs, employee and family trusts, foundations associated with the company, holders of unlisted share classes of stock, government entities at all levels (other than government retirement/pension funds) and any individual person who controls a 5% or greater stake in a company as reported in regulatory filings. However, holdings by block owners, such as depositary banks, pension funds, mutual funds and ETF providers, 401(k) plans of the company, government retirement/pension funds, investment funds of insurance companies, asset managers and investment funds, independent foundations and savings and investment plans, will ordinarily be considered part of the float.
Treasury stock, stock options, restricted shares, equity participation units, warrants, preferred stock, convertible stock, and rights are not part of the float. Shares held in a trust to allow investors in countries outside the country of domicile, such as depositary shares and Canadian exchangeable shares are normally part of the float unless those shares form a control block. If a company has multiple classes of stock outstanding, shares in an unlisted or non-traded class are treated as a control block.
For each stock, an investable weight factor (“IWF”) is calculated by dividing the available float shares by the total shares outstanding. Available float shares are defined as the total shares outstanding less shares held by control holders. This calculation is subject to a 5% minimum threshold for control blocks. For example, if a company’s officers and directors hold 3% of the company’s shares, and no other control group holds 5% of the company’s shares, S&P Dow Jones Indices would assign that company an IWF of 1.00, as no control group meets the 5% threshold. However, if a company’s officers and directors hold 3% of the company’s shares and another control group holds 20% of the company’s shares, S&P Dow Jones Indices would assign an IWF of 0.77, reflecting the fact that 23% of the company’s outstanding shares are considered to be held for control. As of July 31, 2017, companies with multiple share class lines are no longer eligible for inclusion in the SPX. Constituents of the SPX prior to July 31, 2017 with multiple share class lines will be grandfathered in and continue to be included in the SPX. If a constituent company of the SPX reorganizes into a multiple share class line structure, that company will remain in the SPX at the discretion of the S&P Index Committee in order to minimize turnover.
The SPX is calculated using a base-weighted aggregate methodology. The level of the SPX reflects the total market value of all component stocks relative to the base period of the years 1941 through 1943. An indexed number is used to represent the results of this calculation in order to make the level easier to work with and track over time. The actual total market value of the component stocks during the base period of the years 1941 through 1943 has been set to an indexed level of 10. This is often indicated by the notation 1941- 43 = 10. In practice, the daily calculation of the SPX is computed by dividing the total market value of the component stocks by the “index divisor.” By itself, the index divisor is an arbitrary number. However, in the context of the calculation of the SPX, it serves as a link to the original base period level of the SPX. The index divisor keeps the SPX comparable over time and is the manipulation point for all adjustments to the SPX, which is index maintenance.
Index Maintenance
Index maintenance includes monitoring and completing the adjustments for company additions and deletions, share changes, stock splits, stock dividends, and stock price adjustments due to company restructuring or spinoffs. Some corporate actions, such as stock splits and stock dividends, require changes in the common shares outstanding and the stock prices of the companies in the SPX, and do not require index divisor adjustments.
To prevent the level of the SPX from changing due to corporate actions, corporate actions which affect the total market value of the SPX require an index divisor adjustment. By adjusting the index divisor for the change in market value, the level of the SPX remains constant and does not reflect the corporate actions of individual companies in the SPX. Index divisor adjustments are made after the close of trading and after the calculation of the SPX closing level.
Changes in a company’s shares outstanding of 5.00% or more due to mergers, acquisitions, public offerings, tender offers, Dutch auctions, or exchange offers are made as soon as reasonably possible. Share changes due to mergers or acquisitions of publicly held companies that trade on a major exchange are implemented when the transaction occurs, even if both of the companies are not in the same headline index, and regardless of the size of the change. All other changes of 5.00% or more (due to, for example, company stock repurchases, private placements, redemptions, exercise of options, warrants, conversion of preferred stock, notes, debt, equity

Accelerated Return Notes®	TS-10

Accelerated Return Notes® Linked to the Energy Select Sector SPDR® Fund, due July 26, 2024
participation units, at-the-market offerings, or other recapitalizations) are made weekly and are announced on Fridays for implementation after the close of trading on the following Friday.
Changes of less than 5.00% are accumulated and made quarterly on the third Friday of March, June, September, and December, and are usually announced two to five days prior.
If a change in a company’s shares outstanding of 5.00% or more causes a company’s IWF to change by five percentage points or more, the IWF is updated at the same time as the share change. IWF changes resulting from partial tender offers are considered on a case by case basis.
The following graph shows the daily historical performance of the Underlying Fund in the period from January 1, 2013 through May 4, 2023. We obtained this historical data from Bloomberg L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg L.P. On the pricing date, the Closing Market Price of the Underlying Fund was $78.11.
Historical Performance of the Underlying Fund

120
110
100
90
80
70
60
50
40
30
20
10
0
Jan-13
Jul-13
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Jan-23

This historical data on the Underlying Fund is not necessarily indicative of the future performance of the Underlying Fund or what the value of the notes may be. Any historical upward or downward trend in the price of the Underlying Fund during any period set forth above is not an indication that the price of the Underlying Fund is more or less likely to increase or decrease at any time over the term of the notes.
Before investing in the notes, you should consult publicly available sources for the prices and trading pattern of the Underlying Fund.
Accelerated Return Notes®	TS-11

Accelerated Return Notes® Linked to the Energy Select Sector SPDR® Fund, due July 26, 2024
Supplement to the Plan of Distribution; Conflicts of Interest
Under our distribution agreement with BofAS, BofAS will purchase the notes from us as principal at the public offering price indicated on the cover of this term sheet, less the indicated underwriting discount.
MLPF&S will purchase the notes from BofAS for resale, and will receive a selling concession in connection with the sale of the notes in an amount up to the full amount of underwriting discount set forth on the cover of this term sheet.
MLPF&S and BofAS, each a broker-dealer subsidiary of BAC, are members of the Financial Industry Regulatory Authority, Inc. (“FINRA”) and will participate as selling agent in the case of BofAS and as dealer in the case of MLPF&S in the distribution of the notes. Accordingly, offerings of the notes will conform to the requirements of Rule 5121 applicable to FINRA members. Neither BofAS nor MLPF&S may make sales in this offering to any of its discretionary accounts without the prior written approval of the account holder.
We will deliver the notes against payment therefor in New York, New York on a date that is greater than two business days following the pricing date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes more than two business days prior to the original issue date will be required to specify alternative settlement arrangements to prevent a failed settlement.
The notes will not be listed on any securities exchange. In the original offering of the notes, the notes will be sold in minimum investment amounts of 100 units. If you place an order to purchase the notes, you are consenting to MLPF&S and/or one of its affiliates acting as a principal in effecting the transaction for your account.
MLPF&S and BofAS may repurchase and resell the notes, with repurchases and resales being made at prices related to then-prevailing market prices or at negotiated prices, and these will include MLPF&S’s and BofAS’s trading commissions and mark-ups or mark-downs. MLPF&S and BofAS may act as principal or agent in these market-making transactions; however, neither is obligated to engage in any such transactions. At their discretion, for a short, undetermined initial period after the issuance of the notes, MLPF&S and BofAS may offer to buy the notes in the secondary market at a price that may exceed the initial estimated value of the notes. Any price offered by MLPF&S or BofAS for the notes will be based on then-prevailing market conditions and other considerations, including the performance of the Underlying Fund and the remaining term of the notes. However, neither we nor any of our affiliates is obligated to purchase your notes at any price, or at any time, and we cannot assure you that we or any of our affiliates will purchase your notes at a price that equals or exceeds the initial estimated value of the notes.
The value of the notes shown on your account statement will be based on BofAS’s estimate of the value of the notes if BofAS or another of our affiliates were to make a market in the notes, which it is not obligated to do. That estimate will be based upon the price that BofAS may pay for the notes in light of then-prevailing market conditions and other considerations, as mentioned above, and will include transaction costs. At certain times, this price may be higher than or lower than the initial estimated value of the notes.
An investor’s household, as referenced on the cover of this term sheet, will generally include accounts held by any of the following, as determined by MLPF&S in its discretion and acting in good faith based upon information then available to MLPF&S:
●
the investor’s spouse (including a domestic partner), siblings, parents, grandparents, spouse’s parents, children and grandchildren, but excluding accounts held by aunts, uncles, cousins, nieces, nephews or any other family relationship not directly above or below the individual investor;

●
a family investment vehicle, including foundations, limited partnerships and personal holding companies, but only if the beneficial owners of the vehicle consist solely of the investor or members of the investor’s household as described above; and

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a trust where the grantors and/or beneficiaries of the trust consist solely of the investor or members of the investor’s household as described above; provided that, purchases of the notes by a trust generally cannot be aggregated together with any purchases made by a trustee’s personal account.

Purchases in retirement accounts will not be considered part of the same household as an individual investor’s personal or other non-retirement account, except for individual retirement accounts (“IRAs”), simplified employee pension plans (“SEPs”), savings incentive match plan for employees (“SIMPLEs”), and single-participant or owners only accounts (i.e., retirement accounts held by self-employed individuals, business owners or partners with no employees other than their spouses).
Please contact your Merrill Lynch financial advisor if you have any questions about the application of these provisions to your specific circumstances or think you are eligible.
Accelerated Return Notes®	TS-12

Accelerated Return Notes® Linked to the Energy Select Sector SPDR® Fund, due July 26, 2024
Structuring the Notes
The notes are our debt securities, the return on which is linked to the performance of the Underlying Fund. The related guarantees are BAC’s obligations. As is the case for all of our and BAC’s respective debt securities, including our market-linked notes, the economic terms of the notes reflect our and BAC’s actual or perceived creditworthiness at the time of pricing. In addition, because market-linked notes result in increased operational, funding and liability management costs to us and BAC, BAC typically borrows the funds under these types of notes at a rate that is more favorable to BAC than the rate that it might pay for a conventional fixed or floating rate debt security. This rate, which we refer to in this term sheet as BAC’s internal funding rate, is typically lower than the rate BAC would pay when it issues conventional fixed or floating rate debt securities. This generally relatively lower internal funding rate, which is reflected in the economic terms of the notes, along with the fees and charges associated with market-linked notes, resulted in the initial estimated value of the notes on the pricing date being less than their public offering price.
At maturity, we are required to pay the Redemption Amount to holders of the notes, which will be calculated based on the performance of the Underlying Fund and the $10 per unit principal amount. In order to meet these payment obligations, at the time we issue the notes, we may choose to enter into certain hedging arrangements (which may include call options, put options or other derivatives) with BofAS or one of our other affiliates. The terms of these hedging arrangements are determined by seeking bids from market participants, including MLPF&S, BofAS and its affiliates, and take into account a number of factors, including our and BAC’s creditworthiness, interest rate movements, the volatility of the Underlying Fund, the tenor of the notes and the tenor of the hedging arrangements.  The economic terms of the notes and their initial estimated value depend in part on the terms of these hedging arrangements.
BofAS has advised us that the hedging arrangements will include a hedging-related charge of $0.05 per unit, reflecting an estimated profit to be credited to BofAS from these transactions.  Since hedging entails risk and may be influenced by unpredictable market forces, additional profits and losses from these hedging arrangements may be realized by BofAS or any third party hedge providers.
For further information, see “Risk Factors” beginning on page PS-7 and “Use of Proceeds” on page PS-22 of the accompanying product supplement.
Validity of the Notes
In the opinion of McGuireWoods LLP, as counsel to BofA Finance, as issuer, and BAC, as guarantor, when the trustee has made the appropriate entries or notations on Schedule 1 to the master global note that represents the notes (the “Master Note”) identifying the notes offered hereby as supplemental obligations thereunder in accordance with the instructions of BofA Finance, and the notes have been delivered against payment therefor as contemplated in this term sheet and the related prospectus, prospectus supplement and product supplement, all in accordance with the provisions of the indenture governing the notes and the related guarantee, such notes will be the legal, valid and binding obligations of BofA Finance, and the related guarantee will be the legal, valid and binding obligation of BAC, subject, in each case, to the effects of applicable bankruptcy, insolvency (including laws relating to preferences, fraudulent transfers and equitable subordination), reorganization, moratorium and other similar laws affecting creditors’ rights generally, and to general principles of equity. This opinion is given as of the date of this term sheet and is limited to the Delaware General Corporation Law and the Delaware Limited Liability Company Act (including the statutory provisions, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting either of the foregoing) and the laws of the State of New York as in effect on the date hereof. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture governing the notes and due authentication of the Master Note, the validity, binding nature and enforceability of the indenture governing the notes and the related guarantee with respect to the trustee, the legal capacity of individuals, the genuineness of signatures, the authenticity of all documents submitted to McGuireWoods LLP as originals, the conformity to original documents of all documents submitted to McGuireWoods LLP as copies thereof, the authenticity of the originals of such copies and certain factual matters, all as stated in the opinion letter of McGuireWoods LLP dated December 8, 2022, which has been filed as an exhibit to the Registration Statement (File Nos. 333-268718 and 333-268718-01) of BAC and BofA Finance, filed with the SEC on December 8, 2022.
Accelerated Return Notes®	TS-13

Accelerated Return Notes® Linked to the Energy Select Sector SPDR® Fund, due July 26, 2024
Summary Tax Consequences
You should consider the U.S. federal income tax consequences of an investment in the notes, including the following:
■	There is no statutory, judicial, or administrative authority directly addressing the characterization of the notes.
■
You agree with us (in the absence of an administrative determination, or judicial ruling to the contrary) to characterize and treat the notes for all tax purposes as a single financial contract with respect to the Underlying Fund.

■
Under this characterization and tax treatment of the notes, a U.S. Holder (as defined on page 71 of the prospectus) generally will recognize capital gain or loss upon maturity or upon a sale or exchange of the notes prior to maturity. This capital gain or loss generally will be long-term capital gain or loss if you held the notes for more than one year.

■	No assurance can be given that the Internal Revenue Service (“IRS”) or any court will agree with this characterization and tax treatment.
■
Under current IRS guidance, withholding on “dividend equivalent” payments (as discussed in the product supplement), if any, will not apply to notes that are issued as of the date of this term sheet unless such notes are “delta-one” instruments.

You should consult your own tax advisor concerning the U.S. federal income tax consequences to you of acquiring, owning, and disposing of the notes, as well as any tax consequences arising under the laws of any state, local, foreign, or other tax jurisdiction and the possible effects of changes in U.S. federal or other tax laws. You should review carefully the discussion under the section entitled “U.S. Federal Income Tax Summary” beginning on page PS-37 of product supplement EQUITY ARN-1.
Where You Can Find More Information
We and BAC have filed a registration statement (including a product supplement, a prospectus supplement, and a prospectus) with the SEC for the offering to which this term sheet relates. Before you invest, you should read the Note Prospectus, including this term sheet, and the other documents relating to this offering that we and BAC have filed with the SEC, for more complete information about us, BAC and this offering. You may get these documents without cost by visiting EDGAR on the SEC website at www.sec.gov.  Alternatively, we, any agent, or any dealer participating in this offering will arrange to send you these documents if you so request by calling MLPF&S or BofAS toll-free at 1-800-294-1322.
 “Accelerated Return Notes®” and “ARNs®” are BAC’s registered service marks.
Accelerated Return Notes®	TS-14